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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-49239 of UNIFAB International, Inc. on Form S-8 and in Registration Statement No. 333-48710 of UNIFAB International, Inc. on Form S-3 of our report dated March 29, 2004 (which report expresses on unqualified opinion and includes an explanatory paragraph relating to the going concern uncertainty as described in Note 2 and an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 described in Note 1), appearing in this Annual Report on Form 10-K of UNIFAB International, Inc. for the year ended December 31, 2003.

/s/  DELOITTE & TOUCHE LLP
New Orleans, Louisiana
March 29, 2004

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